EXHIBIT 3.31
(STAMP)
APPROVED
AND
FILED

ARTICLES OF ORGANIZATION
OF
AZTAR RIVERBOAT HOLDING COMPANY, LLC
     The undersigned hereby sets forth the Articles of Organization of Aztar Riverboat Holding Company, LLC, a limited liability company organized under the Indiana Business Flexibility Act, as amended (the “Act”).
ARTICLE I
Name
     The name of the limited liability company is Aztar Riverboat Holding Company, LLC (the “Company”).
ARTICLE II
Duration
     The period of the Company’s duration shall be perpetual or until the Company is dissolved in accordance with the Operating Agreement of the Company or the Act.
ARTICLE III
Purpose
     The Company shall have unlimited power to engage in and do any lawful act concerning any or all lawful businesses for which limited liability companies may be organized according to the laws of the State of Indiana, including all powers and purposes now and hereafter granted or permitted by law to a limited liability company.
ARTICLE IV
Registered Office and Registered Agent
     (a) The street address of the registered office of the Company in Indiana is One North Capitol Avenue, Indianapolis, IN 46204.
     (b) The name of the registered agent of the Company at the above registered office is CT Corporation System.

ARTICLE V
Member Management
     The operations and affairs of the Company will be managed by its Members in accordance with the Company’s Operating Agreement and the Act.
ARTICLE VI
Indemnification of Members and Officers
     The Company shall indemnify each person who is or was an organizer, Member or officer of the Company, or of any other corporation or company which he, she or it is serving or served in any capacity at the request of the Company, against any and all liability and reasonable expense that may be incurred by him, her or it in connection with or resulting from any claim, action, suit or proceeding (whether actual or threatened, brought by or in the right of the Company or such other corporation or company or otherwise, civil or criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he, she or it may become involved, as a party or otherwise, by reason of his, her or it being or having been an organizer, Member or officer of the Company or of such other corporation or company, or by reason of any past or future action taken or not taken in his, her or its capacity as such organizer, Member or officer, whether or not he, she or it continues to be such at the time such liability or expense is incurred; provided, that such person acted in good faith, in what he, she or it reasonably believed to be the best interests of the Company or such other corporation or company, as the case may be, and, in addition, in any criminal action or proceedings, had no reasonable cause to believe that his, her or its conduct was unlawful. As used in this Article VI the terms “liability” and “expense” shall include, but shall not be limited to, attorneys’ fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a Member or officer. Determination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a Member or officer did not meet the standards of conduct set forth in the first sentence of this Article VI.
     Any such Member or officer who has been wholly successful, on the merits or otherwise, with respect to any claim, suit or proceeding of the character described herein shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Company, but only if independent legal counsel (who may be regular counsel of the Company) shall deliver to it their written opinion that such organizer, Member or officer has met such standards.
     If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he, she or it is not so entitled as to others.

     The Company may advance expenses to, or where appropriate may at its expense undertake defense of, any organizer, Member or officer upon receipt of any undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he, she or it is not entitled to indemnification under this Article VI.
     The term “Member” as used herein includes any “member” of the Company as that term is defined in the Act, and any director or officer or committee member of any corporate member of the Company, acting on behalf of a corporate member as a Member of the Company.
     The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs and personal representative of any such person.
ARTICLE VII
Definitions
     Terms used but not defined in these Articles of Organization shall have the meanings set forth in the Act.
     Dated: July 15, 1999.

/s/ Nelson W. Armstrong Printed: Nelson W. Armstrong Jr.
Designated Authorized Representative